SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2008
Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS.

On September 30, 2008, Charter Communications, Inc. announced that its subsidiary, Charter Communications Holding Company, LLC (“Charter HoldCo”), had commenced a cash tender offer (the “Tender Offer”) for certain outstanding senior notes (the “Notes”) of Charter Communications Holdings, LLC. Charter HoldCo is offering to purchase an amount of Notes (including accrued and unpaid interest) not to exceed $100 million.    All Notes tendered will be accepted for purchase in a specified priority.  The Tender Offer will expire at 5:00 p.m. Eastern Time (ET), on Wednesday October 29, 2008, unless extended or earlier terminated (the “Expiration Time”).  Holders tendering their Notes at or prior to 5:00 p.m. ET, on Tuesday, October 14, 2008, unless extended or earlier terminated, will receive the Total Consideration, which includes an Early Tender Premium.  Holders of Notes that are accepted for purchase will receive accrued and unpaid interest from the last interest payment date for such series of Notes to, but not including, the date the Notes are purchased.  Except as set forth in the Offer to Purchase or as required by applicable law, Notes tendered prior to 5:00 p.m. ET, on Tuesday, October 14, 2008 (the “Withdrawal Deadline”), may be withdrawn at or prior to the Withdrawal Deadline, and Notes tendered after the Withdrawal Deadline but before the Expiration Time may not be withdrawn except to the extent required by law.

Attached hereto as Exhibit 99.1 is the press release dated September 30, 2008, announcing the tender offer.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibit is filed pursuant to Item 8.01:

Exhibit Number	Description

99.1*	Press Release announcing $100 million tender offer launched on September 30, 2008.

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                      CHARTER COMMUNICATIONS, INC.
                      Registrant

Dated: October 2,  2008

By:/s/ Kevin D. Howard Name: Kevin D. Howard Title: Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1*	Press Release announcing $100 million tender offer launched on September 30, 2008.

* filed herewith